FOR IMMEDIATE RELEASE Contact: Frank Henigman, Chief Financial Officer 760-929-8226

RUBIO’S® RESTAURANTS, INC. REPORTS 2007
FOURTH QUARTER AND FISCAL YEAR RESULTS

CARLSBAD, CA - March 27, 2008 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) today announced financial results for the 13-week fourth quarter and 52-week year ended December 30, 2007.

Fourth Quarter Results (13 weeks)

•
Net loss was $(242,000) as compared to a net loss of $(4,692,000) for the same quarter last year. Included in the 2006 net loss was a charge of $4,832,000 (assuming an income tax benefit rate of 39.9%) related to a class action settlement.

•
Earnings per share was a loss of $(0.02) per share as compared to a loss of $(0.48) per share for the same quarter last year. The settlement and related costs resulted in a $(0.49) per share charge in 2006.

•	Revenues rose 1.0% to $41.7 million from $41.3 million for the 14-week fourth quarter last year. Adjusting for the extra week in the fourth quarter of 2006, revenues increased by 8.8%.
•
Included in fourth quarter 2007 revenues and in the increases noted above was $382,000 in gift card breakage revenue associated with the portion of our gift card liability that is not expected to be redeemed.

•
Comparable store sales increased 1.7% (on top of a comparable store sales increase of 4.9% for the same quarter last year). Transactions decreased 3.8% and check average increased 5.7%. Comparable store sales would have increased an estimated 2.1% after adjusting for an estimated $180,000 in lost sales due to the October Southern California wildfires.

•	Five new restaurants were opened in the quarter increasing the number of Company-owned restaurants to 171. Additionally, the Company licenses three locations and franchises two locations.
•
Restaurant operating margins (see definition below) were 16.0% as compared to 17.7% for the same quarter last year. Restaurant labor decreased by 30 basis points, however, cost of sales increased by 20 basis points and occupancy and other costs rose by 180 basis points, primarily due to higher advertising costs and secondarily due to higher utilities and facilities costs.

•
The fourth quarter was impacted by store closure expense of $292,000, as compared to a $158,000 reversal in 2006. The $292,000 charge in 2007 was primarily comprised of a $229,000 charge related to the closure of our Beverly Center location in the Los Angeles, California area.

•	Adjusted EBITDA (see table below) decreased 4.7% to $2.4 million as compared to $2.5 million for the same quarter last year.

2007 Results (52 weeks)

•
Net income was $1,189,000 as compared to a net loss of $(3,461,000) for last year. Included in the 2006 net loss was a charge of $4,832,000 (assuming an income tax benefit rate of 39.9%) related to a class action settlement.

•	Earnings per share was $0.12 per diluted share as compared to a loss of $(0.36) per share for last year. The settlement and related costs resulted in a $(0.49) per share charge in 2006.
•	Revenues rose 11.5% to $169.7 million from $152.3 million for the 53-week 2006 fiscal year.
•	Comparable store sales increased 6.2% (versus a comparable store sales increase of 2.0% for last year). Transactions decreased 2.0% and check average increased 8.3%.
•	Average unit volumes for the trailing four quarters were $1,034,000.
•
Restaurant operating margins (see definition below) were 16.3% as compared to 16.7% for last year. Higher cost of sales and restaurant labor in 2007 were partially offset by lower occupancy and other costs, primarily advertising costs.

•
Store closure expense was $274,000, as compared to a $405,000 reversal in fiscal 2006. The $274,000 charge in fiscal 2007 was primarily comprised of a $229,000 charge related to the closure of our Beverly Center location in the Los Angeles, California area.

•
Adjusted EBITDA (see table below) improved by 17.9% to $12.3 million as compared to $10.4 million for last year. Higher year-over-year adjusted EBITDA was due to higher non-cash charges in 2007 including store closure expense, depreciation and share based compensation.

2008 Development Update

We have opened four new restaurants 2008, including locations in Pico Rivera and Riverside, California and in Casa Grande and Gilbert, Arizona. There are currently 2 restaurants under construction.

“The economy turned very challenging during the latter half of the fourth quarter as the sub-prime situation expanded,” said Dan Pittard, Rubio’s President and CEO. “We are confident that our strategy is sound, however, factors including the downturn in housing and higher gasoline prices are causing even some of our higher income guests to reduce the number of times they dine out. We responded rapidly by adjusting promotions and product introductions to include special menu items that represent attractive value propositions in our targeted price range. We will continue to be responsive to economic conditions while remaining focused on our strategy to introduce unique menu items that lead with great taste and flavor. Further, I’m very pleased with the additions of Marc Simon, Senior Vice President of Operations, and Ken Hull, Senior Vice President of Development, to the senior team.”

“On the development front, I am encouraged by what promises to be a strong start to our 2008 development effort. Until the housing market shows signs of recovery, we will focus on mature trade areas for near-term development and look for attractive deals in the softening real estate market.”

Non-GAAP Term Definitions

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide two Non-GAAP financial measures: “restaurant operating margins” and “Adjusted EBITDA.”

We use restaurant operating margins to evaluate the performance of our restaurants. We calculate restaurant operating margins by dividing restaurant sales less cost of sales, restaurant labor and restaurant occupancy and other by restaurant sales.

We also provide Adjusted EBITDA, which is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income or a measure of liquidity. We use Adjusted EBITDA as a measure of operating performance and in our evaluation of funding requirements for future development and other needs. We calculate Adjusted EBITDA as net income (loss) plus (less) income tax expense (benefit), less other income, plus loss on disposal/sale of property, plus store closure expense or less store closure reversal, plus depreciation and amortization, plus stock compensation expense and, for 2006, plus the class action settlement and related costs.

The differences between Adjusted EBITDA and GAAP net income (loss) for the fourth quarter and year are as follows:

	13 weeks ended 12/30/07	14 weeks ended 12/31/06	52 weeks ended 12/30/07	53 weeks ended 12/31/06
	(in thousands)		(in thousands)

Net income (loss)	$(242)	$(4,692)	$1,189	$(3,461)
Income tax expense (benefit)	(190)	(3,115)	897	(2,384)
Other income	(12)	(139)	(302)	(482)
Loss on disposal/sale of property	11	92	127	281
Store closure expense (reversal)	292	(158)	274	(405)
Depreciation and amortization	2,215	2,258	8,834	8,215
Stock compensation expense	354	262	1,243	600
Settlement and related costs	0	8,040	0	8,040
Adjusted EBITDA	$2,428	$2,548	$12,262	$10,404

We believe these non-GAAP financial measures provide important supplemental information to investors. These measures should be used in addition to, and in conjunction with, results presented in accordance with GAAP. These measures should not be relied upon to the exclusion of our GAAP financial measures. We strongly encourage investors to review our financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Conference Call

The Company will host a conference call on March 27, 2008 at 2:00 p.m. - Pacific Time to discuss the financial results. For those wishing to listen, the conference call will be broadcast live over the Internet through our website, www.rubios.com, under the Investor Relations section by clicking on the Thomson logo.  A recording of the conference call also will be available for 12 months at www.earnings.com.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio's® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to our chargrilled marinated chicken, slow-roasted pork carnitas and carne asada, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street Tacos(SM), burritos, salads and bowls, tacos, quesadillas, HealthMex® offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 170 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the Company. Forward-looking statements are based on management’s current plans and assumptions and are subject to known and unknown risks and uncertainties, which may cause actual results to differ materially from expectations. You should not place reliance on forward-looking statements. The following are some of the considerations and factors that could materially affect our results: changes in comparable store sales growth and revenues; increased product costs, labor expense and other ongoing and unanticipated costs; the success of our promotions and marketing strategies; our ability to recruit and retain qualified personnel; adverse effects of weather and natural disasters; adequacy of reserves related to closed stores or stores to be sold; the costs and risks related to defending against a meal and rest break lawsuit filed by a former employee asserting representation of a class of plaintiffs; our ability to open additional or maintain existing restaurants in the coming periods; and the effects of ever-increasing competition. These and other factors that could materially affect our results can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

# # #

RUBIO'S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the 13	For the 14	For the 52	For the 53
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

RESTAURANT SALES	$41,665	$41,206	$169,519	$151,995
FRANCHISE AND LICENSING REVENUES	45	73	212	273
TOTAL REVENUES	41,710	41,279	169,731	152,268

COST OF SALES	11,645	11,431	48,369	42,079
RESTAURANT LABOR	13,246	13,214	54,364	48,472
RESTAURANT OCCUPANCY AND OTHER	10,126	9,278	39,192	35,987
GENERAL AND ADMINISTRATIVE EXPENSES	4,375	12,809	16,215	23,429
DEPRECIATION AND AMORTIZATION	2,215	2,258	8,834	8,215
PRE-OPENING EXPENSES	244	301	572	537
STORE CLOSURE EXPENSE (REVERSAL)	292	(158)	274	(405)
LOSS ON DISPOSAL/SALE OF PROPERTY	11	92	127	281

OPERATING INCOME (LOSS)	(444)	(7,946)	1,784	(6,327)
OTHER INCOME	12	139	302	482

NET INCOME (LOSS) BEFORE INCOME TAXES	(432)	(7,807)	2,086	(5,845)
INCOME TAX BENEFIT (EXPENSE)	190	3,115	(897)	2,384

NET INCOME (LOSS)	$(242)	$(4,692)	$1,189	$(3,461)

NET INCOME (LOSS) PER SHARE:	$(0.02)	$(0.48)	$0.12	$(0.36)

SHARES USED IN CALCULATING NET INCOME
(LOSS) PER SHARE:	9,949	9,782	9,889	9,592

	Percentage of Total Revenues		Percentage of Total Revenues
	For the 13	For the 14	For the 52	For the 53
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

TOTAL REVENUES	100.0%	100.0%	100.0%	100.0%

COST OF SALES (1)	27.9%	27.7%	28.5%	27.7%
RESTAURANT LABOR (1)	31.8%	32.1%	32.1%	31.9%
RESTAURANT OCCUPANCY AND OTHER (1)	24.3%	22.5%	23.1%	23.7%
GENERAL AND ADMINISTRATIVE EXPENSES	10.5%	31.0%	9.6%	15.4%
DEPRECIATION AND AMORTIZATION	5.3%	5.5%	5.2%	5.4%
PRE-OPENING EXPENSES	0.6%	0.7%	0.3%	0.4%
STORE CLOSURE EXPENSE (REVERSAL)	0.7%	-0.4%	0.2%	-0.3%
LOSS ON DISPOSAL/SALE OF PROPERTY	0.0%	0.2%	0.1%	0.2%
OPERATING INCOME (LOSS)	-1.1%	-19.2%	1.1%	-4.2%
OTHER INCOME	0.0%	0.3%	0.2%	0.3%
NET INCOME (LOSS) BEFORE INCOME TAXES	-1.0%	-18.9%	1.2%	-3.8%
INCOME TAX BENEFIT (EXPENSE)	0.5%	7.5%	-0.5%	1.6%
NET INCOME (LOSS)	-0.6%	-11.4%	0.7%	-2.3%

(1) As a percentage of restaurant sales

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 30, 2007	December 31, 2006

CASH AND SHORT-TERM INVESTMENTS	$3,562	$9,946
OTHER CURRENT ASSETS	11,663	5,895
PROPERTY - NET	40,916	36,909
LONG-TERM INVESTMENTS	3,069	3,048
OTHER ASSETS	11,858	11,707
TOTAL ASSETS	$71,068	$67,505

CURRENT LIABILITIES	$18,199	$17,304
OTHER LIABILITIES	8,794	9,699
STOCKHOLDERS' EQUITY	44,075	40,502
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$71,068	$67,505